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                                                                    EXHIBIT 99.1


CONTACTS:   Thomas D. Malkoski          Jeffrey T. Cook          Stephen Davis
            CEO                         President                MWW/Savitt
            Penford Corporation         Penford Corporation      206-505-8380
            303-649-1900                425-462-6000             SDAVIS@MWW.COM
            TMALKOSKI@PENX.COM          JCOOK@PENX.COM

                                                           FOR IMMEDIATE RELEASE

                 STEVEN O. CORDIER JOINS PENFORD CORPORATION AS
                             CHIEF FINANCIAL OFFICER

BELLEVUE, WASH., JUNE 27, 2002 -- Penford Corporation (Nasdaq: PENX) announced today that Steven O. Cordier will join the company as chief financial officer and corporate vice president. Cordier brings an accomplished career of over 22 years in specialty ingredient food and industrial businesses to Penford, with extensive experience in a variety of financial, investor relations and strategic planning roles.

"I am confident that Steve will make outstanding contributions to Penford through his strong financial and strategic planning experience and extensive knowledge of financial operations," said Penford Corporation CEO, Thomas D. Malkoski. "His understanding of specialty ingredient businesses and the business-to-business customer environment we operate in will immediately add value to the company. We are honored to have Steve aboard as we continue to capitalize on new opportunities for growth and development."

Before joining Penford, Cordier served at Milwaukee-based Sensient Technologies Corporation, a $900 million, international, publicly-traded company that manufactures flavors, ingredients, colors and fragrances for the food, beverage, pharmaceutical and technology industries. During his early tenure with the company, he was vice president and treasurer before being promoted to vice president of administration in 1999. As vice president of administration, Cordier was directly responsible for investor relations, information technology, engineering and internal audit.

                                     -more-


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STEVEN O. CORDIER JOINS PENFORD CORPORATION AS CHIEF FINANCIAL OFFICER, PAGE 2.

Prior to Sensient, Cordier worked for International Flavors & Fragrances, a
New York-based, publicly-traded company that manufactures flavors and fragrances for the food, beverage and cosmetic industries. During his 16-year tenure with the company, he served in a variety of financial roles including financial analyst, assistant director of financial planning, and eventually director of financial planning.

Cordier is a member of Financial Executives International, the National Investor Relations Institute, and the Consumer Analyst Group of New York. He holds a bachelor of science degree in public administration, and a master's degree in business administration, both from the University of Arizona.

ABOUT PENFORD CORPORATION

Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products

For automated shareholder information, please call 1-888-317-2013.


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